EXHIBIT 23.1







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Newmont Mining Corporation and our report dated February 27, 2004, relating to the financial statements of Nusa Tenggara Partnership V.O.F., which appears in Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
May 4, 2005